Exhibit 8.1

MILBANK, TWEED, HADLEY & MCLOY LLP

28 LIBERTY STREET

LOS ANGELES

424-386-4000

FAX: 213-629-5063

WASHINGTON, D.C.

202-835-7500

FAX: 202-835-7586

LONDON

44-20-7615-3000

FAX: 44-20-7615-3100

FRANKFURT

49-69-71914-3400

FAX: 49-69-71914-3500

MUNICH

49-89-25559-3600

FAX: 49-89-25559-3700

NEW YORK, N.Y. 10005-1413 212-530-5000 FAX: 212-530-5219

BEIJING

8610-5969-2700

FAX: 8610-5969-2707

HONG KONG

852-2971-4888

FAX: 852-2840-0792

SEOUL

822-6137-2600

FAX: 822-6137-2626

SINGAPORE

65-6428-2400

FAX: 65-6428-2500

TOKYO

813-5410-2801

FAX: 813-5410-2891

SÃO PAULO

55-11-3927-7700

FAX: 55-11-3927-7777

December 22, 2016

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, NV 89501

Ladies and Gentleman:

We have acted as counsel for Eldorado Resorts, Inc., a Nevada corporation (“Parent”), in connection with (i) the proposed merger of Eagle I Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub A”), with and into Isle of Capri Casinos, Inc., a Delaware corporation (the “Company” and such merger, the “First Step Merger”), to be immediately followed by (ii) the proposed merger of the Company with and into Eagle II Acquisition Company LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub B” and such merger, the “Second Step Merger,” and together with the First Step Merger, the “Mergers”) pursuant to the Agreement and Plan of Merger, dated as of September 19, 2016, by and among the Company, Parent, Merger Sub A and Merger Sub B (the “Agreement”). Capitalized terms not defined herein have the meanings specified in the Agreement.

In that connection, you have requested our opinion regarding certain United States federal income tax consequences of the Mergers. In providing our

Milbank, Tweed, Hadley & McCloy LLP

December 22, 2016

opinion, we have examined and with your consent are relying upon the Agreement, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In our review of certain documents in connection with our opinion, we have assumed the legal capacity of all natural persons; the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In addition, we have assumed with your consent that (i) the Mergers will be consummated in accordance with the provisions of the Agreement and the Registration Statement (and no term, transaction or condition contained or described therein will be waived by any party or otherwise modified), (ii) the statements concerning the Mergers set forth in the Agreement and the Registration Statement are true, complete and correct at all times up to and including the Second Merger Effective Time, (iii) the factual representations made by Parent and the Company, in their respective letters dated the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”), are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Second Merger Effective Time, (iv) any factual representations made in the Representation Letters “to the knowledge of” or similarly qualified are correct without such qualification, (v) there will be no change in applicable U.S. federal income tax law from the date hereof through the Second Merger Effective Time and (vi) the Mergers will be reported by Parent, the Company and their respective affiliates in a manner consistent with our opinion set forth below. We have also assumed that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Agreement. If any of the above described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is different from the manner in which they are described in the Agreement or the Registration Statement, our opinion as expressed below might be adversely affected and may not be relied upon.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, insofar as such statements state matters of presently applicable U.S. federal income tax law or legal conclusions, the statements set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences” constitute our opinion as to the material U.S. federal income tax consequences of the Mergers to U.S. holders (as defined in the Registration Statement) of Company common stock.

This opinion is rendered only as of the date hereof, and we undertake no obligation to update the opinion after the date hereof. Our opinion is based on the

Milbank, Tweed, Hadley & McCloy LLP

December 22, 2016

Code, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and other administrative pronouncements interpreting the foregoing, and pertinent judicial authority, all as in effect on the date hereof. Any amendment or change in the interpretation of the applicable laws or the facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions, representations, warranties, covenants or undertakings upon which we have relied, might affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that might occur or come to our attention subsequent to the date of this opinion. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Mergers, including any tax consequences under state, local, foreign, or, except to the extent specifically set forth herein, any United States federal law.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Milbank, Tweed, Hadley & McCloy LLP